                                                                    EXHIBIT 10.3


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                                CREDIT AGREEMENT
                           Dated as of March 31, 1999


                   $95,000,000 Senior Secured Credit Facility

                         -------------------------------

                      AMERICAN PLUMBING & MECHANICAL, INC.
                                   as Borrower


                       THE FIRST NATIONAL BANK OF CHICAGO
                     Individually, as LC Issuer and as Agent


                        CREDIT LYONNAIS, NEW YORK BRANCH
                             as Documentation Agent


                                       AND

                            THE LENDERS NAMED HEREIN


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                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
                                                            ARTICLE I
                                                           DEFINITIONS
         1.01     Certain Defined Terms...........................................................................1

                                                            ARTICLE II
                                                            THE CREDITS

         2.01.    Commitment.....................................................................................17
         2.02.    Required Payments..............................................................................18
         2.03.    Ratable Loans..................................................................................18
         2.04.    Types of Advances..............................................................................18
         2.05.    Commitment Fee; Reductions in Aggregate Commitment.............................................19
         2.06.    Minimum Amount of Each Advance.................................................................19
         2.07.    Swing Loans....................................................................................19
         2.08.    Optional Principal Payments....................................................................20
         2.09.    Method of Selecting Types and Interest Periods for New Advances................................20
         2.10.    Conversion and Continuation of Outstanding Advances............................................21
         2.11.    Changes in Interest Rate, etc..................................................................21
         2.12.    Rates Applicable After Default.................................................................22
         2.13.    Method of Payment..............................................................................22
         2.14.    Noteless Agreement; Evidence of Indebtedness...................................................22
         2.15.    Telephonic Notices.............................................................................23
         2.16.    Interest Payment Dates; Interest and Fee Basis.................................................23
         2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions................24
         2.18.    Lending Installations..........................................................................24
         2.19.    Non-Receipt of Funds by the Agent..............................................................24
         2.20.    Facility LCs...................................................................................25
         2.21.    Replacement of Lender..........................................................................29

                                                           ARTICLE III
                                                    CHANGE IN CIRCUMSTANCES

         3.01.    Yield Protection...............................................................................29
         3.02.    Changes in Capital Adequacy Regulations........................................................30
         3.03.    Availability of Types of Advances..............................................................31
         3.04.    Funding Indemnification........................................................................31
         3.05.    Taxes..........................................................................................31
         3.06.    Lender Statements; Survival of Indemnity.......................................................33

                                                            ARTICLE IV
                                                      CONDITIONS PRECEDENT

         4.01.    Initial Credit Extension.......................................................................34
         4.02.    Each Credit Extension..........................................................................36

                                                            ARTICLE V
                                                  REPRESENTATIONS AND WARRANTIES

         5.01.    Existence and Standing.........................................................................36
         5.02.    Authorization and Validity.....................................................................37
         5.03.    No Conflict; Government Consent................................................................37
         5.04.    Financial Statements...........................................................................37
         5.05.    Material Adverse Change........................................................................37
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                                       (i)

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
         5.06.    Taxes..........................................................................................37
         5.07.    Litigation and Contingent Obligations..........................................................38
         5.08.    Subsidiaries...................................................................................38
         5.09.    ERISA..........................................................................................38
         5.10.    Accuracy of Information........................................................................38
         5.11.    Regulation U...................................................................................38
         5.12.    Material Agreements............................................................................38
         5.13.    Compliance With Laws...........................................................................39
         5.14.    Ownership of Properties........................................................................39
         5.15.    Plan Assets; Prohibited Transactions...........................................................39
         5.16.    Environmental Matters..........................................................................39
         5.17.    Investment Company Act.........................................................................39
         5.18.    Public Utility Holding Company Act.............................................................39
         5.19.    Year 2000......................................................................................40
         5.20.    Subordinated Debt..............................................................................40
         5.22.    Insurance......................................................................................40
         5.23.    Solvency.......................................................................................40
         5.24.    General Purpose of Facility....................................................................40

                                                            ARTICLE VI
                                                            COVENANTS

         6.01.    Financial and Other Reporting..................................................................41
         6.02.    Use of Proceeds................................................................................42
         6.03.    Notice of Default..............................................................................42
         6.04.    Conduct of Business............................................................................42
         6.05.    Taxes..........................................................................................42
         6.06.    Insurance......................................................................................43
         6.07.    Compliance with Laws...........................................................................43
         6.08.    Maintenance of Properties......................................................................43
         6.09.    Inspection.....................................................................................43
         6.10.    Dividends......................................................................................43
         6.11.    Indebtedness...................................................................................43
         6.12.    Merger.........................................................................................44
         6.13.    Sale of Assets.................................................................................44
         6.14.    Investments and Acquisitions...................................................................45
         6.15.    Liens..........................................................................................45
         6.16.    Year 2000......................................................................................46
         6.17.    Sale of Accounts...............................................................................46
         6.18.    Affiliates.....................................................................................46
         6.19.    New Subsidiaries...............................................................................46
         6.20.    Amendments to Material Agreements..............................................................46
         6.21.    Subordinated Debt..............................................................................46
         6.22.    Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities........................47
         6.23.    Contingent Obligations.........................................................................47
         6.24.    Letters of Credit..............................................................................47
         6.25.    No Lien Restriction............................................................................47
         6.26.    Financial Contracts............................................................................47
         6.27.    Financial Covenants............................................................................47

                                                            ARTICLE VII
                                                             DEFAULTS

         7.01.    Misrepresentation..............................................................................48
         7.02.    Nonpayment of Obligations......................................................................48
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                                      (ii)

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
         7.03.    Certain Covenants..............................................................................48
         7.04.    Other Breach...................................................................................48
         7.05.    Other Indebtedness.............................................................................48
         7.06.    Bankruptcy, Reorganization, etc................................................................48
         7.07.    Appointment of Receiver........................................................................49
         7.08.    Seizure of Property............................................................................49
         7.09.    Judgment.......................................................................................49
         7.10.    Excessive Unfunded ERISA Liabilities...........................................................49
         7.11.    Withdrawal Liability...........................................................................49
         7.12.    Reorganization of Multiemployer Plan...........................................................49
         7.13.    Environmental Release or Violation.............................................................50
         7.14.    Change of Control..............................................................................50
         7.15.    Unremedied Default.............................................................................50
         7.16.    Guaranty.......................................................................................50
         7.17.    Lack of Acceptable Security Interest...........................................................50
         7.18.    ERISA Misrepresentation........................................................................50
         7.19.    Breach of Rate Hedging Obligation..............................................................50

                                                           ARTICLE VIII
                                        ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.01.    Acceleration; Facility LC Collateral Account...................................................50
         8.02.    Other Remedies.................................................................................51
         8.03.    Amendments.....................................................................................51
         8.04.    Preservation of Rights.........................................................................52

                                                            ARTICLE IX
                                                        GENERAL PROVISIONS

         9.01.    Survival of Representations....................................................................52
         9.02.    Governmental Regulation........................................................................52
         9.03.    Headings.......................................................................................53
         9.04.    Entire Agreement...............................................................................53
         9.05.    Several Obligations; Benefits of this Agreement................................................53
         9.06.    Expenses; Indemnification......................................................................53
         9.07.    Numbers of Documents...........................................................................53
         9.08.    Accounting.....................................................................................54
         9.09.    Credit Agreement Controls......................................................................54
         9.10.    Severability of Provisions.....................................................................54
         9.11.    Nonliability of Lenders........................................................................54
         9.12.    Confidentiality................................................................................54
         9.13.    Nonreliance....................................................................................54

                                                            ARTICLE X
                                                            THE AGENT

         10.01.   Appointment; Nature of Relationship............................................................54
         10.02.   Powers.........................................................................................55
         10.03.   General Immunity...............................................................................55
         10.04.   No Responsibility for Loans, Recitals, etc.....................................................55
         10.05.   Action on Instructions of Lenders..............................................................55
         10.06.   Employment of Agents and Counsel...............................................................56
         10.07.   Reliance on Documents; Counsel.................................................................56
         10.08.   Agent's Reimbursement and Indemnification......................................................56
         10.09.   Notice of Default..............................................................................56
         10.10.   Rights as a Lender.............................................................................56


                                      (iii)

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
         10.11.   Lender Credit Decision.........................................................................57
         10.12.   Successor Agent................................................................................57
         10.13.   Agent's Fee....................................................................................57
         10.14.   Delegation to Affiliates.......................................................................57
         10.15.   Execution of Collateral Documents..............................................................58
         10.16.   Collateral Releases............................................................................58
         10.17.   Documentary Agent..............................................................................58
         10.18.   Highest Lawful Rate............................................................................58
         10.19.   Chapter 346 Inapplicable.......................................................................59

                                                            ARTICLE XI
                                                     SETOFF; RATABLE PAYMENTS

         11.01.   Setoff.........................................................................................59
         11.02.   Ratable Payments...............................................................................59

                                                            ARTICLE XII
                                         BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.01.   Successors and Assigns.........................................................................59
         12.02.   Participations.................................................................................60
         12.03.   Assignments....................................................................................60
         12.04.   Dissemination of Information...................................................................61
         12.05.   Tax Treatment..................................................................................61

                                                           ARTICLE XIII
                                                              NOTICES

         13.01.   Notices........................................................................................62
         13.02.   Change of Address..............................................................................62

                                                            ARTICLE XIV
                                                           COUNTERPARTS..........................................62


                                                             ARTICLE XV
                                           CHOICE OF LAW; CONSENTS; WAIVER OF JURY TRIAL

         15.01.   Choice of Law..................................................................................62
         15.02.   Consent to Jurisdiction........................................................................62
         15.03.   Waiver of Jury Trial...........................................................................63




                                      (iv)

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                             SCHEDULES AND EXHIBITS

Schedule I        Pricing Schedule
Schedule II       Lending Installation Schedule
Schedule III      Listing of Subsidiaries and Ownership
Schedule IV       Schedule of Material Agreements
Schedule V        Existing Exceptions to Unencumbered Title

Exhibit A         Form of Note
Exhibit B         Form of Borrowing Notice
Exhibit C         Form of Conversion/Continuation Notice
Exhibit D         Form of Compliance Certificate
Exhibit E         Form of Money Transfer Instruction
Exhibit F         Form of Guaranty
Exhibit G         Form of Security Agreement
Exhibit H         Form of Stock Pledge Agreement
Exhibit I         Form of Note Pledge Agreement
Exhibit J         Form of Assignment Agreement
Exhibit K         Form of Opinion of Borrower's Legal Counsel
Exhibit L         Approved Subordination Terms


                                      (v)

                               CREDIT AGREEMENT

         This Agreement, dated as of March 31, 1999, is among American Plumbing & Mechanical, Inc., a Delaware corporation, the Lenders, Credit Lyonnais, New York Branch, as Documentation Agent , and The First National Bank of Chicago, as LC Issuer and as Agent. The parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 Certain Defined Terms: As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acceptable Security Interest" means, in any Property, a Lien granted pursuant to a Collateral Document (i) which exists in favor of the Agent for the benefit of itself, the LC Issuer, the Lenders and, with respect to each Related Rate Hedging Agreement is registered with the Agent, the Rate Hedge Lender thereon, (ii) which is valid and first priority, (iii) which secures the Obligations, and (iv) which is (or, upon appropriate filing of the financing statements already delivered to the Agent) perfected and is enforceable by the Agent, for the benefit of itself, the LC Issuer, the Lenders and the Rate Hedge Lenders, if any, against the grantor thereof.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date hereof, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or
(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.


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         "Agent" means The First National Bank of Chicago in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to
Article X.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

         "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus one-half percent (1/2%) per annum.

         "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

         "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

         "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Assignment Agreement" is defined in Section 12.03.01.

         "Authorized Officer" means any of the President, Chief Financial Officer, Chief Operating Officer, Treasurer, or any Vice President of the Borrower, acting singly.

         "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

         "Borrower" means American Plumbing & Mechanical, Inc., a Delaware corporation, and its successors and assigns.

         "Borrower Preferred Stock" means Preferred Stock of the Borrower issued to certain former shareholders of Christianson on the Founding Company Acquisition Date on the terms and


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




conditions stated in the Certificate of Designation and on such other terms and conditions acceptable to the Agent and the Required Lenders.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.09.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which, in accordance with GAAP, are classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries.

         "Capital Stock" means all capital stock and all other shares, partnership interests, equity interests, ownership interests, participations, rights or other equivalents (however designated) of capital stock issued by any entity (whether a corporation, a partnership or another entity).

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which, in accordance with GAAP, are capitalized on a balance sheet of such Person.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which, in accordance with GAAP, are shown as a liability on a balance sheet of such Person.

         "Case 2.4" means the historical and pro forma financial statements for the Borrower and the Founding Companies included in the Borrower's Management Case Roll-Up Analysis 2.4 dated March 8, 1999 8:37 a.m. and presented by the Borrower to the Agent and the Lenders.

         "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

         "Certificate of Designation" means the Certificate of Designations of Ten Percent Cumulative Redeemable Convertible Preferred Stock, Series A (Par Value $0.01 per Share) of Borrower.

         "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the outstanding shares of voting stock of the Borrower; or (ii) or individuals who, as of the date hereof, constitute the Board of Directors of Borrower cease for any reason to constitute at least a majority of the Board of Directors of the Borrower; provided that any individual becoming a director of the Borrower subsequent to the date hereof whose election, or nomination for election by the Borrower's shareholders, as the case may be, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Borrower; or the consummation of any transaction the result of which is that any Person or group beneficially owns more of the voting of the Borrower than is beneficially owned, in the aggregate, by the holders on the date hereof.

         "Chapter 1D" is defined in the definition of "Highest Lawful Rate".

         "Christianson" is defined within the definition of Founding Company.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral Documents" means, collectively, the Security Agreements, the Stock Pledge Agreements, the Note Pledge Agreements, assignments, financing statements, lien consents and waivers and all other similar documents executed by Borrower or any Pledgor granting to the Agent and the Lenders an Acceptable Security Interest in substantially all of the personal property of the Borrower and its Subsidiaries (including the securities and other ownership interests in all of the Borrower's subsidiaries) as security for the Obligations.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.03.02, as such amount may be reduced from time to time by such Lender's Pro Rata Share of each principal payment made on the Loans pursuant to clause (i) of Section 2.02, as such amount may be further modified from time to time pursuant to the terms hereof.

         "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period; provided that for purposes of calculating the amount of Consolidated Capital Expenditures for the four quarter period (a) ending on June 30, 1999, such amount shall be the actual Capital Expenditures for the fiscal quarter then most recently ended plus the product of $2,000,000 times 3.0; (b) ending on September 30, 1999, such amount shall be the Capital Expenditures for the two (2)


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




fiscal quarters then most recently ended plus the product of $2,000,000 times 2.0; (c) ending on December 31, 1999, such amount shall be the actual Capital Expenditures for the three (3) fiscal quarter then most recently ended ending plus the product of $2,000,000 times 1.0.

         "Consolidated Cash Interest Expense" means, with reference to any period, the cash interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period; provided that for purposes of calculating the amount of Consolidated Cash Interest Expense for the four quarter period (a) ending on June 30, 1999, such amount shall be the actual cash interest expense for the fiscal quarter then most recently ended plus the product of $2,500,000 times 3.0; (b) ending on September 30, 1999, such amount shall be the actual cash interest expense for the two (2) fiscal quarters then most recently ended plus the product of $2,500,000 times 2.0; (c) ending on December 31, 1999, such amount shall be the actual cash interest expense for the three (3) fiscal quarter then most recently ended ending plus the product of $2,500,000 times 1.0.

         "Consolidated Cash Taxes" means, with reference to any period, the aggregate pro forma amount of income Taxes of the Borrower and its Subsidiaries calculated on a consolidated basis for such period at an assumed tax rate of twenty five percent (25%) of Consolidated EBITDA for each such period.

         "Consolidated EBITDA" means, with reference to any period, on a trailing four fiscal quarter basis (using the historical financial results of the Founding Companies for any period prior to the Founding Company Acquisition Date and the historical financial results of any other business acquired in an Acquisition, to the extent applicable, without duplication, all on a pro forma basis, consistent with SEC regulations), the sum of Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income or revenues, (iii) depreciation, (iv) amortization, (v) other non-cash expenses, and (vi) any extraordinary or non-recurring gains or losses all calculated on a consolidated basis for the Borrower and its subsidiaries and as determined in accordance with GAAP.

         "Consolidated Funded Total Debt" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

         "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

         "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time and shall include the value of Borrower Preferred Stock acquired by the Borrower pursuant to the mandatory redemption provisions of such Borrower Preferred Stock and shall not be reduced by virtue of any put rights on Borrower's common stock.

         "Consolidated Senior Total Debt" means at any time the difference of Consolidated Indebtedness minus the aggregate dollar amount of Subordinated Debt which has actually been funded and is outstanding at such time.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

         "Conversion/Continuation Notice" is defined in Section 2.10.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Credit Extension" means the making of any Advance, the conversion of any Advance into, or continuation of any Advance as, a Eurodollar Advance, or the issuance or Modification of any Facility LC.

         "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

         "Default" means an event described in Article VII.

         "Distribution" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other Property) (i) in respect of any Subordinated Debt, any Capital Stock, any class of preferred stock or any other ownership interest or to the holders, as such, of any Subordinated Debt, any class of Capital Stock, any class of preferred stock or any other ownership interest (including without limitation, pursuant to a merger or consolidation) or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Subordinated Debt, any Capital Stock, any preferred stock or any other ownership interest or any options, warrants or rights to purchase or acquire any Subordinated Debt, any Capital Stock, any preferred stock or any other ownership interest.

         "EBIT" means, with reference to any period and for any Person, the Net Income of such Person during such period plus, to the extent deducted from revenues in determining Net Income, (i) Interest Expense of such Person during such period, (ii) expense for taxes paid or accrued by such Person during such period, and (iii) extraordinary losses of such Person during such period, minus, to the extent included in Net Income, extraordinary gains of such Person during such period.

         "Eligible Institution" means (i) any Lender, (b) a commercial bank or other financial institution organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or any successor organization, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, (iv) the central bank of any country which is a member of the Organization for Economic Cooperation and Development or any successor organization and (v) any other bank or financial institutions approved by the Agent and the Required Lenders (such approval not to be unreasonably withheld).

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "Equity Offering" of any Person means an offering of any Capital Stock of such Person issued or to be issued by such Person as consideration to one or more other Persons.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.12, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "Facility LC" is defined in Section 2.20.01.

         "Facility LC Application" is defined in Section 2.20.03.

         "Facility LC Collateral Account" is defined in Section 2.20.11.

         "Facility Termination Date" means March 31, 2002 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to Section 2.05 or 8.01.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

         "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

         "Founding Company" means each of Christianson Enterprises, Inc., a Texas corporation, G.G.R. Leasing Corporation, a Texas corporation, Christianson Service Company, a Texas corporation (the foregoing, collectively, "Christianson"), R.C.R. Plumbing, Inc., a California corporation, Teepe's River City Mechanical, Inc., an Ohio corporation, Keith Riggs Plumbing, Inc., an Arizona corporation, J.A. Croson Company, an Ohio corporation, Franklin Fire Sprinkler Company, a Ohio corporation, J.A. Croson Company of Florida, a Florida corporation, Power Plumbing Inc., a Delaware corporation, Nelson Mechanical Contractors, Inc., a Florida corporation, Sherwood Mechanical, Inc., a California corporation, and Miller Mechanical Contractors, Inc., a Georgia corporation.

         "Founding Company Acquisition Date" means March 31, 1999.

         "GAAP" means U.S. generally accepted accounting principles and policies as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.04.

         "Guarantor" means each Founding Company and each presently existing or hereafter formed or acquired, directly or indirectly owned, Subsidiary of Borrower, other than any such Subsidiary that is deemed to not be "material" by the Required Lenders.

         "Guaranty" means each guaranty executed by a Guarantor in favor of the Agent, for the ratable benefit of the Lenders, guaranteeing or purporting to guarantee all or any portion of the Obligations, substantially in the form of Exhibit F, as it may be amended or otherwise modified from time to time.

         "Highest Lawful Rate" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum. On each day, if any, that applicable Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the "weekly ceiling" (as defined in Section 303 of the Texas Finance Code -- the "Texas Finance Code" -- and Chapter 1D of Title 79, Texas Rev. Civ. Stats. 1925 -- "Chapter 1D", as amended, respectively) for that day. The Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code or Chapter 1D by notice to the Company if and to the extent permitted by the Texas Finance Code or Chapter 1D.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money or arising out of any extension of credit to or for the account of such Person, including without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to any acceptance, letter of credit or similar facility issued for the account of such Person or accepted by banks and other institutions , (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not such Person has assumed or become liable for the payment thereof, secured by (of for which the holder of such obligations has any existing right, contingent or otherwise, to be secured by) any Lien on or payable out of the proceeds or production from any Property (equal to the fair market value of such Property if the holder of such obligations is owed no duty, contingent or otherwise, from and has no recourse to such Person except for the grant of such Lien) now or hereafter owned or acquired by such Person, (iv) obligations of such Person which are evidenced by notes, bonds, debentures, acceptances, or other instruments, but excluding obligations arising as a result of such Person's endorsement in the ordinary course of business of negotiable instruments in the course of collection, (v) Capitalized Lease Obligations of such Person, and (vi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "IPO" of a Person means an Equity Offering through an initial public offering by such Person of its Capital Stock which is registered under the Securities Act of 1933, amended.

         "LC Fee" is defined in Section 2.20.04.

         "LC Issuer" means First Chicago (or any subsidiary or affiliate of First Chicago designated by First Chicago) in its capacity as issuer of Facility LCs hereunder.

         "LC Obligations" means, at any time, the sum, without duplication, of
(i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

         "LC Payment Date" is defined in Section 2.20.05.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the Lending Installation Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.18.

         "Lending Installation Schedule" means the schedule of Lending Installations attached as Schedule II.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement), whether or not filed, recorded or otherwise perfected under applicable law.

         "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

         "Loan Documents" means this Agreement, the Facility LC Applications, all Notes issued pursuant to Section 2.14 (if any), the Collateral Documents, the Guaranties and all other agreements, instruments or documents to which the Borrower, any Guarantor or any Pledgor is a party and which are executed and delivered from time to time in connection with this Agreement, and all amendments, modifications, renewals, restatement, replacements or extensions thereof in accordance with their respective terms..

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, operations, performances, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Obligor to perform any of its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or, except as may be caused solely by an action or omission of such Person constituting gross negligence, the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

         "Material Agreements" means those agreements and contracts listed on
Schedule IV and all other agreements, instruments and other documents relating to any Acquisition or any Subordinated Debt.

         "Material Indebtedness" is defined in Section 7.05.

         "Modify" and "Modification" are defined in Section 2.20.01.

         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Non-Hostile Acquisition" means an Acquisition by the Borrower, directly or indirectly through one or more of its Subsidiaries, (i) if such Acquisition is of the voting securities of a Target, then the Target is in the same or a similar line of business as the Borrower, and such Acquisition does not involve an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of
1934) or other actual or threatened solicitation of proxies or consents by or on behalf of Borrower, any Affiliate of Borrower and all Persons acting with Borrower or such Affiliate as a group (as defined in Section 13(d) of the Securities Exchange Act of 1934) to acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of at least twenty percent (20%) of voting securities of the Target, and (ii) in connection with such Acquisition (1) no Default or Unmatured Default exists, or would result (on a pro forma basis) from such Acquisition, (2) the sum of cash consideration plus Indebtedness assumed by the Borrower or any Affiliate of Borrower or otherwise secured by a Lien on Property involved in such Acquisition plus the aggregate amount of cash deferred compensation related to such Acquisition (such sum being the "Consideration") does not exceed the lesser of (a) $10,000,000 for any single Acquisition, or (b) together with the Consideration of all other Acquisitions (other than the Acquisitions of the Founding Companies) made since the beginning of the then most-recently ended four fiscal quarters, $40,000,000, and (3) the total consideration for such Acquisition does not exceed 6.50x such Target's adjusted EBIT for the most recent four fiscal quarters of such Target.

         "Non-U.S. Lender" is defined in Section 3.05(iv).

         "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.14 in the form of Exhibit A.

         "Note Pledge Agreement" means each note pledge agreement executed by a Pledgor securing, or purporting to secure, all or any portion of the Obligations, substantially in the form of Exhibit I, as may be amended or otherwise modified from time to time.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

         "Obligor" means, without duplication, the Borrower, each Guarantor, each Pledgor and any other Affiliate of Borrower that enters into a Loan Document from time to time for the benefit of the Agent and the Lenders.

         "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause
(iv) Operating Leases.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

         "Other Taxes" is defined in Section 3.05(ii).

         "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

         "Participants" is defined in Section 12.02.1.

         "Payment Date" means the last day of each March, June, September and December.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Acquisition" means the Acquisition of each Founding Company on the Founding Company Acquisition Date, each Non-Hostile Acquisition, and any other Acquisition to which the Required Lenders have given their written consent.

         "Permitted Senior Subordinated Debt" means high-yield subordinated debt issued after the Founding Company Acquisition Date, if any, in an aggregate principal amount of at least $100,000,000, but in no event exceeding $175,000,000, and on such other terms and conditions as may be reasonably acceptable to the Agent and the Required Lenders.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Pledgor" means each Founding Company and each presently existing or hereafter formed or acquired, directly or indirectly owned, other than any such Subsidiary that the Required Lenders agree to not require the grant of a lien to secure all or any part of the Obligations.

         "Preferred Stock" means, as applied to any corporation, shares of such corporation which shall be entitled to preference or priority over any other shares of such corporation in respect of either the payment of dividends or the distribution of assets upon liquidation.

         "Pricing Schedule" means Schedule I attached hereto, identified as such.

         "Private Placement Memorandum" means the Confidential Private Placement Memorandum dated February 11, 1999 relating to the proposed issuance of common stock, par value $.01 per share of Borrower, 10% notes issued by Borrower and, if applicable, 10% cumulative redeemable convertible preferred stock of the Borrower, as supplemented by the Supplement dated March 16, 1999 to Confidential Private Placement Memorandum dated February 11, 1999.

         "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 12.03.01.

         "Rate Hedge Lender" means a Lender or Affiliate thereof party to one or more Related Rate Hedging Agreements, who has registered with the Agent each such Related Rate Hedging Agreement intended (i) to be pari passu with the guaranty of the Obligations by the Guarantors, and (ii) to be secured by the Lien of the Agent and the Lenders pursuant to the Collateral Documents.

         "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Related Rate Hedging Agreement" means a Rate Hedging Agreement between the Borrower and a Lender or Affiliate thereof and related to the Loans hereunder providing for a fixed rate of interest on a notional amount, for all such Rate Hedging Agreements, not in excess of the Aggregate Commitment.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Reports" is defined in Section 9.06.

         "Required Lenders" means Lenders in the aggregate having at least sixty percent (60%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least sixty percent (60%) of the Aggregate Outstanding Credit Exposure.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

         "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

         "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Scheduled Preferred Dividend Payments" means at any time the aggregate dollar amount of payments that would be payable by the Borrower and its Subsidiaries to Persons (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) over the four fiscal quarters following the most recently ended fiscal quarter of the Borrower if the most recent preferred dividend rate(s) were to continue uninterrupted.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Security Agreement" means each security agreement executed by a Pledgor securing, or purporting to secure, all or any portion of the Obligations, substantially in the form of Exhibit G, as may be amended or otherwise modified from time to time.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Stock Pledge Agreement" means each stock pledge agreement executed by a Pledgor securing, or purporting to secure, all or any portion of the Obligations, substantially in the form of Exhibit H, as may be amended or otherwise modified from time to time.

         "Subordinated Bridge Facility" means the $30,000,000 unsecured subordinated bridge loan facility made available to the Borrower under the Senior Subordinated Credit Agreement dated as of March 31, 1999 among the Borrower, as borrower thereunder, the lenders listed therein and Fleet Corporate Finance, Inc., as lead arranger and administrative agent.

         "Subordinated Debt" means Indebtedness arising under (a) the Subordinated Seller Notes, (b) the Subordinated Sponsor Notes, (c) the Subordinated Bridge Facility and (d) the Permitted Senior Subordinated Debt, if any.

         "Subordinated Seller Notes" means unsecured subordinated notes to be
(i) issued on the Founding Company Acquisition Date by the Borrower to various sellers of the Founding Companies in connection with the Acquisitions by the Borrower of such Founding Companies, on terms and conditions reasonably acceptable to the Agent and the Required Lenders and (ii) unsecured subordinated notes to be issued after the date hereof by the Borrower to sellers of equity ownership in connection with a Permitted Acquisition containing provisions substantially similar to those set forth on Exhibit L and on terms and conditions reasonably acceptable to the Agent and the Required Lenders.

         "Subordinated Sponsor Notes" means unsecured subordinated notes to be issued on the Founding Company Acquisition Date by the Borrower to Sterling City Capital LLC, on terms and conditions reasonably acceptable to the Agent and the Required Lenders.

         "Subsidiary" of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power to elect a majority of Persons performing functions similar to those of a board of directors of a corporation of which shall at the time be so owned or controlled, in each case irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Swing Loan" is defined in Section 2.07.

         "Target" means a Person (other than a natural person) that is the subject of a proposed or actual Acquisition.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

         "Transferee" is defined in Section 12.04.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after

January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries.

         "Year 2000 Program" is defined in Section 5.19.


                                   ARTICLE II
                                   THE CREDITS

         2.01. Commitment. From and including the date hereof and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and
(ii) participate in Facility LCs issued upon the request of Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

         2.02. Required Payments. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if at any time the sum of the aggregate principal amount of all Loans outstanding at such time plus the aggregate amount of all LC Obligations at such time exceeds the Aggregate Commitment at such time, the Borrower shall immediately prepay the principal of the Loans in an amount at least equal to such excess. In addition to the amounts required above, the Borrower shall make, promptly but in no event beyond five
(5) Business Days after the receipt thereof, the following mandatory principal payments on the Loans:

                  (i) one hundred percent (100%) of the cash proceeds from any claim on insurance covering any Property of Borrower or any of its Subsidiaries with proceeds which, after deducting therefrom the amount of such proceeds applied or to be promptly applied toward the repair or replacement of damaged Property which was the subject of such claim, is greater than $100,000;

                  (ii) one hundred percent (100%) of the net proceeds realized from an Equity Offering of the Borrower and any of its Subsidiaries minus the sum of (a) the amount of such proceeds paid as principal, interest and fees on the Subordinated Bridge Facility, (b) if the Subordinated Bridge Facility is paid in full and terminated, the amount of such proceeds paid on the Subordinated Seller Notes, (c) if the Subordinated Bridge Facility is paid in full and terminated and if the Subordinated Seller Notes are paid in full, the amount of such proceeds paid on the Subordinated Sponsor Notes, and (d) if the Subordinated Bridge Facility is paid in full and terminated and if the Subordinated Seller Notes and the Subordinated Sponsor Notes are paid in full, the amount of such proceeds paid on the Borrower Preferred Stock issued to Christianson.

                  (iii) one hundred percent (100%) of the nets proceeds received from the issuance of Permitted Senior Subordinated Debt and of any other public or private debt financing by the Borrower or any of its Subsidiaries (other than the Subordinated Debt in existence at the close of business on the Founding Company Acquisition Date) minus the sum of (a) the amount of such proceeds paid as principal, interest and fees on the Subordinated Bridge Facility, (b) if the Subordinated Bridge Facility is paid in full and terminated, the amount of such proceeds paid on the Subordinated Seller Notes, and (c) if the Subordinated Bridge Facility is paid in full and terminated and if the Subordinated Seller Notes are paid in full, the amount of such proceeds paid on the Subordinated Sponsor Notes.

         2.03. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

         2.04. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.09 and 2.10; provided that no more than six (6) Eurodollar Advances may be outstanding at any time.

         2.05. Commitment Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender, according to its Pro Rata Share, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily the unused portion of the Aggregate Commitment (without regard to any outstanding Swing Loans) from the date hereof to and including the Facility Termination Date, which commitment fee shall be payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three (3) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

         2.06. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $3,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance (other than a Swing Loan) shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment. Each borrowing on a Swing Loan hereunder shall be in an aggregate amount of not less than $100,000 and in multiples of $100,000 if in excess thereof.

         2.07. Swing Loans. (i) In addition to the Loans, Agent shall, from time to time upon the request of the Borrower, if the applicable conditions precedent specified in Sections 4.01 and 4.02 have been satisfied, make loans (the "Swing Loans") to the Borrower in an aggregate amount which shall not exceed the Available Aggregate Amount on such Business Day; provided that the aggregate amount of Swing Loans outstanding at any time shall not exceed $5,000,000; provided further that the sum of aggregate amount of Swing Loans outstanding at any time plus the Aggregate Outstanding Credit Exposure at such time shall not exceed the Aggregate Commitment at such time. Swing Loans shall constitute "Loans" for all purposes hereunder, except they shall be held by Agent and shall not be considered a utilization of the Aggregate Commitment hereunder for purposes of calculating fees hereunder. Subject to the terms and conditions of this Agreement, all Swing Loans shall be made as Floating Rate Loans and may be borrowed, paid, or repaid and reborrowed pursuant to this Agreement and all such Swing Loans shall be due and payable in full on the Facility Termination Date. All Swing Loans shall bear interest based on applicable Floating Rate.

         (ii) At any time before or after a Default or Unmatured Default, upon the request of Agent or the Borrower through the Agent, each Lender other than Agent shall be deemed, without further action by any Person, to have purchased from Agent a participation in any one or more Swing Loans described in such notice in an amount equal to such Lender's Pro Rata Share of such Swing Loans. The Agent shall notify each such Lender of the amount of such participation and such Lender will transfer to Agent on the next Business Day following such request, in immediately available funds, the amount of its participation. Whenever, at any time after Agent has received from any Lender such Lender's participating interest in a Swing Loan, Agent receives from Borrower any payment on account thereof, Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) which payment shall be subject to repayment by such Lender if such payment received by Agent is required to be returned. Each Lender's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against Agent or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Unmatured Default or the termination of the Commitments; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement by the Borrower or any other Lender; or
(E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Loan, once so participated by any Lender, shall cease to be a Swing Loan with respect to that amount for purposes of this Agreement but shall continue to be a Loan.

         2.08. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, (i) all outstanding Floating Rate Advances, or
(ii) for any outstanding Floating Rate Advance (other than a Swing Loan), any portion of such Floating Rate Advance in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, in each case upon prior notice to the Agent by 12:00 p.m. noon (Chicago time) two (2) Business Days prior to the proposed prepayment. The Borrower may from time to time pay, without penalty or premium, all or any portion of outstanding Swing Loans, but partial payments thereon shall be in an aggregate principal amount of at least $100,000, upon prior notice to the Agent by 12:00 p.m. noon (Chicago time) on the same Business Day as the date of the proposed prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by

Section 3.04 but without penalty or premium, all outstanding Eurodollar Advances of a Eurodollar Loan, upon three (3) Business Days' prior notice to the Agent.

         2.09. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided, that Borrower may not select a Eurodollar Advance as the Type of Advance if a Default or Unmatured Default is in existence on the proposed Borrowing Date. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") substantially in the form of Exhibit B not later than 12:00 p.m. noon (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Loan), three (3) Business Days before the Borrowing Date for each Eurodollar Advance, and on the Borrowing Date for a Swing Loan, specifying:

         (i) the Borrowing Date, which shall be a Business Day, of such Advance,

         (ii) the aggregate amount of such Advance,

         (iii) the Type of Advance selected, and

         (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 12:00 p.m. noon (Chicago time) on each Borrowing Date (other than with respect to a Borrowing Notice for a Swing Loan), each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Not later than 3:00 p.m. (Chicago time) on each Borrowing Date for a Swing Loan, the Agent shall make available its Swing Loan or Swing Loans in funds immediately available in Chicago to the Borrower. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

         2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this
Section 2.10 or are repaid in accordance with Section 2.07. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.08 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, all or a portion of the outstanding principal amount of such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.06, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") in the form of Exhibit C of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 p.m. noon (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

         (i) the requested date, which shall be a Business Day, of such conversion or continuation,

         (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

         (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto;

provided, that no Advances may be converted into or continued as a Eurodollar Advance if a Default is in existence on or an Unmatured Default existed thirty
(30) days prior to the date of the proposed conversion or continuation, provided further that any Advance that is converted into or continued as an Eurodollar Advance shall not have an Interest Period greater than one month.

         2.11. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.09 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

         2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.09 or 2.10, during the continuance of a Default or on and after the thirtieth day of a continuing Unmatured Default, no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.03 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each outstanding Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum, (ii) each Floating Rate Advance and each Swing Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus two percent (2%) per annum, and (iii) the LC Fee shall be increased by two percent (2%) per annum; provided that, during the continuance of a Default under Section 7.06 or 7.07, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

         2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the

Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 12:00 p.m. noon (Chicago time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to
Section 2.20.06.

         2.14. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder,
(c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof. The Borrower's obligation on the Swing Loans shall be recorded as loans and advances made by the Agent in accordance with its customary accounting practices. The Agent is authorized to record advances and interest on the Swing Loans and repayments of the Swing Loans in its books and records and the net balance reflected in such records shall be controlling absent manifest error as to the Borrower's indebtedness with respect to Swing Loans.

         (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, absent manifest error; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

         (iv) Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.03) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to
Section 12.03, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

         2.15. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year; provided that interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365 days year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 p.m. noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.18. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with
Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

         2.19. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent on or before when such payment is due, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first Business Day and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. Nothing herein shall be deemed to relieve any Lender or the Borrower, as the case may be, from its obligations hereunder or to prejudice any rights any party hereto may have against such Lender or Borrower as a result of any default by such Lender or Borrower, respectively.

         2.20. Facility LCs.

                  2.20.01. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date hereof and prior to the Facility Termination Date upon the request of the Borrower; provided that after giving effect to each such issued or Modified Facility LC (i) the aggregate amount of the outstanding LC Obligations shall not exceed $5,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

                  2.20.02. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

                  2.20.03. Notice. Subject to Section 2.20.01, the Borrower shall give the LC Issuer notice prior to 12:00 p.m. noon (Chicago time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent (i) that such Facility LC shall be satisfactory to the LC Issuer and (ii) that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

                  2.20.04. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee ("LC Fee") to be payable in arrears on each Payment Date. The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

                  2.20.05. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.06 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective

         Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

                  2.20.06. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of two percent (2%) per annum plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.05. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.09 and the satisfaction of the applicable conditions precedent set forth in
         Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

                  2.20.07. Obligations Absolute. The Borrower's obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.07 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.06.

                  2.20.08. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

                  2.20.09. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.09 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

                  2.20.10. Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

                  2.20.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the "Facility LC Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.01. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of First Chicago having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.01.

                  2.20.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

         2.21. Replacement of Lender. If the Borrower is required pursuant to
Section 3.01, 3.02 or 3.05 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.03 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts have been paid within ninety days of such election or continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.03 applicable to assignments, and
(ii) the Borrower shall pay to such

Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.01, 3.02 and
3.05. Nothing herein shall be deemed to relieve any Lender or the Borrower, as the case may be, from its obligations hereunder or to prejudice any rights any party hereto may have against such Lender or Borrower as a result of any default by such Lender or Borrower, respectively.

                                   ARTICLE III
                             CHANGE IN CIRCUMSTANCES


         3.01. Yield Protection. On or after the date hereof, if the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change after the date hereof in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or after the date hereof compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

         (i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be;

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment, or of issuing or participating in Facility LCs or to reduce the return received by such

Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within (5) five Business Days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, for such increased cost or reduction in amount received. A certificate of the Lender (i) stating that the compensation sought to be recovered hereunder is generally being charged to other customers of such Lender and (ii) setting forth in reasonable detail such amount or amounts as shall be necessary to compensate to such Letter for any of the foregoing, shall be conclusive absent manifest error. The Borrower shall not be obligated to pay reimbursement compensation to any Lender for additional costs under this Section
3.01 incurred or accrued more than two hundred seventy (270) days prior to the date that such Lender or the Agent notifies the Borrower thereof.

         3.02. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change (defined below), then, within (5) Business Days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). A certificate of the Lender
(i) stating that the compensation sought to be recovered hereunder is generally being charged to other customers of such Lender and (ii) setting forth in reasonable detail such amount or amounts as shall be necessary to compensate to such Letter for such Change, shall be conclusive absent manifest error. The Borrower shall not be obligated to pay reimbursement compensation to any Lender for additional costs under this Section 3.02 incurred or accrued more than two hundred seventy (270) days prior to the date that such Lender or the Agent notifies the Borrower thereof. "Change" means (i) any change after the date hereof in the Risk-Based Capital Guidelines (defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date hereof which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date hereof, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date hereof.

         3.03. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.04.

         3.04. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss in the nature of breakage costs, expense or cost incurred by it resulting therefrom, including, without limitation, any loss, expense or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

         3.05. Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

         (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application, or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

         (iii) The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 3.05) paid by the Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.06.

         (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten (10) Business Days after the date hereof, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

         (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

         (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.05(vii) shall survive the payment of the Obligations and termination of this Agreement.

         3.06. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of Eurodollar Advances under Section 3.03, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.01, 3.02, 3.04 and 3.05 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         4.01. Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to the conditions that such Credit Extension occurs on or before May 31, 1999 and that the Borrower has furnished to the Agent with sufficient copies for the Lenders, each dated the date hereof and in form and substance satisfactory to the Agent, the following:

         (i) This Agreement duly executed by the Borrower, the Lenders and the Agent.

         (ii) Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender in the face amount of the Commitment of such Lender.

         (iii) The Guaranties, each one duly executed by the respective Guarantors, together with a solvency certificate duly executed by the Borrower and the respective Guarantors.

         (iv) The Security Agreements, each one duly executed by the respective Pledgors or the Borrower.

         (v) The Stock Pledge Agreement, duly executed by Borrower together with the stock certificates and instruments described in the schedules thereto endorsed in blank (or in the case of stock certificates, accompanied by appropriate stock powers).

         (vi) The Note Pledge Agreements duly executed by Borrower, together with the intercompany promissory notes and other instruments described in the schedules thereto, in each case duly endorsed to the order of the Agent.

         (vii) Copies of the certificate of incorporation of the Borrower, together with all amendments, and certificates of existence and good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

         (viii) A certificate of the Secretary of the Borrower certifying (a) copies of the resolutions of the Board of Directors or the Borrower approving this Agreement, the Notes, the Collateral Documents of the Borrower and the other Loan Documents of the Borrower and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the foregoing; and (b) that attached thereto are true and complete copies of the by-laws of the Borrower.

         (ix) An incumbency certificate, executed by the Secretary of the Borrower, which shall identify by name and title and bear the signatures of Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

         (x) Copies of the articles or certificate of incorporation of each Obligor (other than the Borrower), together with all amendments, and certificates of existence and good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

         (xi) A certificate of the Secretary of each Obligor (other than the Borrower) certifying (a) copies of the resolutions of the Board of Directors or such Obligor approving the Loan Documents of such Obligor and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the foregoing; and (b) that attached thereto are true and complete copies of the by-laws of such Obligor.

         (xii) An incumbency certificate for each Obligor (other than the Borrower), executed by the Secretary of such Obligor, which shall identify by name and title and bear the signatures of officers of such Obligor authorized to sign the Loan Documents to which such Obligor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Obligor.

         (xiii) A certificate, signed by the chief financial officer of the Borrower, (a) stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing, and (b) indicating that after giving effect to this Agreement and the other Loan Documents and to the Acquisitions of the Founding Companies, the Borrower and each Obligor is solvent and is able to pay its debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in its respective business.

         (xiv) A written opinion of Andrews & Kurth LLP, counsel to the Borrower and the other Obligors, addressed to the Agent and the Lenders in substantially the form of Exhibit K.

         (xv) Written money transfer instructions, in substantially the form of Exhibit E, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

         (xvi) A certificate of an Authorized Officer certifying that attached thereto are true, correct and complete copies of the acquisition agreements for the Acquisitions of the Founding Companies, each of which must be on terms and conditions acceptable to the Agent and the Lenders and as described in the Private Placement Memorandum.

         (xvii) Evidence of the consummation (including without limitation, that all necessary corporate, regulatory and legal appprovals have been obtained) of the Acquisition of each Founding Company.

         (xviii) Evidence of the issuance of (a) approximately $5,765,000 of the Subordinated Seller Notes, (b) approximately $3,801,000 of the Sponsored Subordinated Notes, and (c) approximately $13,635,000 of Borrower Preferred Stock issued to certain shareholders of Christianson and (d) not less than $30,000,000 under the Subordinated Bridge Facility, in each case prior to or substantially concurrent with the initial Credit Extension hereunder and as presented in Case 2.4.

         (xix) Evidence that upon the consummation of the Acquisitions of the Founding Companies the Available Aggregate Commitment shall be at least $20,000,000.

         (xx) Fully completed questionnaire with respect to Year 2000 Issues and related information satisfactory to the Agent and the Required Lenders regarding the Borrower's Year 2000 Program.

         (xxi) If the initial Credit Extension will be or will include the issuance of a Facility LC, a properly completed Facility LC Application.

         (xxii) An insurance binder evidencing appropriate liability and casualty insurance for the Borrower and each of the Founding Companies.

         (xxiii) Evidence of payment of fees owing to the Lenders.

         (xxiv) Such other documents as any Lender or its counsel may reasonably request.

         4.02. Each Credit Extension. The obligation of each Lender or the LC Issuer to make any Credit Extension hereunder is subject to the further condition precedent that upon the effectiveness of the proposed Credit Extension, the following statements shall be true and correct):

         (i) There exists no Default or Unmatured Default, and no Default or Unmatured Default would result from the proposed Credit Extension or the application of proceeds therefrom.

         (ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

         Each Borrowing Notice, Conversion/Continuation Note, or request for the issuance or Modification of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.02(i) and 4.02(ii) have been satisfied as of the applicable Credit Extension Date.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Lenders to enter into this Agreement and to make the Advances provided for herein, the Borrower for itself and each of its Subsidiaries (including, on the Founding Company Acquisition Date, each Founding Company as if it were already acquired), on or as of the occurrence of each Credit Extension (except to the extent such representation or warranty expressly relate to an earlier date), represents and warrants to the Agent and the Lenders that:

         5.01. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         5.02. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.03. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

         5.04. Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

         5.05. Material Adverse Change. Since September 30, 1998 there has been no change in the business, Property, operations, performance, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

         5.06. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate. If any Subsidiary of the Borrower is a limited liability company, each such limited liability company qualifies for partnership tax treatment under United States federal tax law.

         5.07. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which could not have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.04.

         5.08. Subsidiaries. Schedule III contains an accurate list of all Subsidiaries of the Borrower as of the date hereof, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other

Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

         5.09. ERISA. To the extent that none of the following could have a Material Adverse Effect, (i) the Unfunded Liabilities of all Single Employer Plans are non-existent or minimal could not have a Material Adverse Effect; (ii) neither the Borrower nor any other member of the Controlled Group has incurred, or is expected to incur, any withdrawal liability to Multiemployer Plans; (iii) each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

         5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, together with all exhibits, reports and other information furnished to the Borrower and its Subsidiaries to the Agent and the Lenders, taken as a whole, not misleading.

         5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any one or more agreements or instruments evidencing or governing Material Indebtedness.

         5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not have a Material Adverse Effect.

         5.14. Ownership of Properties. Except as set forth on Schedule V, on the date hereof, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

         5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of

Section 4975 of the Code), "benefit plan investors" (as defined in 29 C.F.R.
Section 2510.3-101(f)) do not own twenty-five percent (25%) or more of the value of any class of equity interests in the Borrower and neither the execution of this Agreement nor the making of any Credit Extension hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws do not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

         5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.19. Year 2000. The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

         5.20. Subordinated Debt. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

         5.22. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

         5.23. Solvency. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the business of the Borrower and its Subsidiaries on a consolidated basis, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis expect to be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis believe that it does not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

         (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

         5.24. General Purpose of Facility. The Borrower warrants and represents to the Agent the LC Issuer and the Lenders and all other future owners and holders of this Agreement, the Notes and the other Loan Documents, that all Credit Extensions are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter 1D or in the Texas Finance Code.


                                   ARTICLE VI
                                    COVENANTS

         So long as any Reimbursement Obligation or any other amount payable by the Borrower hereunder or under any Note shall remain unpaid or any Lender shall have any obligation to lend hereunder, and until all of the Commitments and all of the Letters of Credit are terminated, unless the Required Lenders shall otherwise consent in writing:

         6.01. Financial and Other Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

         (i) Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

         (ii) Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

         (iii) As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

         (iv) Together with the financial statements required under Sections 6.01(i) and 6.01(ii), a compliance certificate in substantially the form of Exhibit D signed by an Authorized Officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

         (vi) As soon as possible and in any event within five (5) Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

         (vii) As soon as possible and in any event within five (5) Business Days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect.

         (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

         (ix) Such other information (including non-financial information) of the Borrower or any of its Subsidiaries as the Agent or any Lender may from time to time reasonably request.

         6.02. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extension for general corporate purposes and, for Permitted Acquisitions and for intercompany loans to increase the working capital of any Subsidiary of the Borrower that is an Obligor. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any "margin stock" (as defined in Regulation U) or to extend credit to any Person for that purpose or (ii) in any manner which violates or results in a violation of any law or regulation, including without limitation, any regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

         6.03. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Agent of the occurrence of any Default or Unmatured Default, and (ii) of any development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues) which could have a Material Adverse Effect.

         6.04. Conduct of Business. The Borrower will, and will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be and, (ii) except where the failure to do so could have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         6.05. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP. At any time that any Subsidiary of the Borrower is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under United States federal tax law.

         6.06. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on substantially all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.07. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject which could have a Material Effect including, without limitation, all Environmental Laws.

         6.08. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep substantially all of its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may, in all material respect, be properly conducted at all times.

         6.09. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and upon reasonable prior notice to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such times during normal business hours and intervals as the Agent or any Lender may designate.

         6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any Distribution on its Capital Stock (other than dividends payable in its own Capital Stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (i) any Subsidiary of the Borrower may declare and pay dividends and make Distributions (a) to a Wholly-Owned Subsidiary of the Borrower that is a Guarantor if no Default or Unmatured Default would result from such declaration, payment or making, or (b) to the Borrower, and (ii) the Borrower (x) may declare and pay dividends on Borrower Preferred Stock to the holders thereof if no Default or Unmatured Default exists at the time of such declaration or payment and if no Default or Unmatured Default would result from such declaration or payment or (y) may make Distributions in the manner expressly specified in clause (ii) and (iii) of Section 2.02.

         6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

         (i) the Loans, the Reimbursement Obligations and other Indebtedness arising under this Agreement and the Loan Documents.

         (ii) current liabilities incurred in the ordinary course of business.

         (iii)    trade payables in the ordinary course of business.

         (iv)     Subordinated Debt.

         (iii)    Indebtedness arising under Related Rate Hedging Agreements.

         (v) (a) Indebtedness arising out of Capitalized Leases, (b) purchase money Indebtedness representing the portion of the purchase price of Property acquired by the Borrower or such Subsidiary which may be secured by Liens permitted by Section 6.15(vii), (c) Indebtedness assumed by the Borrower in connection with a Permitted Acquisition and (d) unsecured Indebtedness, in the aggregate for clauses (a) through (d), inclusive, of this Section 6.11(v), of $5,000,000 in the aggregate outstanding at any time.

         (vi) Indebtedness not exceeding $5,000,000 in the aggregate at any time acquired in Permitted Acquisition and released within 30 days from the close of Acquisition in which such Indebtedness was acquired.

         6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transaction) all or substantially all of its assets (whether now owned or hereafter acquired), except that (i) a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and (ii) the Target of the Permitted Acquisition may merge into a Wholly-Owned Subsidiary, in each case if immediately prior to and after giving effect to such merger no event has occurred and is continuing, or would result, which constitutes a Default or Unmatured Default.

         6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

                  (i) Sales of inventory in the ordinary course of business.

                  (ii) Sales of worn-out or obsolete equipment in the normal course of business, if no Default exists at the time of such sale

                  (iii) Replacement of equipment in the normal course of business with other equipment at least as useful and beneficial to the Borrower and its Subsidiaries and their respective businesses as the equipment replaced if no Default exists at the time of such replacement and an Acceptable Security Interest exists in such other equipment at the time of and at all times after such replacement,

                  (iv) Leases, sales or other dispositions of its Property that does not exceed $100,000 for any single item of such Property, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than Property described in clauses
         (i) through (iii) of this Section 6.13 during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not aggregate $100,000 during any single calendar year.

         6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except (i) Cash Equivalent Investments, (ii) existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule III, (iii) Wholly-Owned Subsidiaries in compliance with Section 6.19, and (iv) Permitted Acquisitions not described on
Schedule III.

         6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

                  (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

                  (iv) Rights of set off arising under common law or by statute.

                  (v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

                  (vi) Liens existing on the date hereof and listed on Schedule V and renewals and extensions thereof.

                  (vii) Liens securing the Indebtedness permitted by clauses
         (a), (b) and (c) of Section 6.11(v) and placed on Property, contemporaneously with the purchase thereof, by the Borrower or any of its Subsidiaries to secure all of a portion of the purchase price therefor, provided that such Lien shall not extent to any other Property of the Borrower or its Subsidiaries.

                  (viii) Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

                  (ix) UCC protective filings with respect to personal property permitted to be leased hereunder by the Borrower or its Subsidiaries in the ordinary course of business.

                  (x) Liens securing judgments and orders which do not exceed $1,000,000 in the aggregate at any time and which, individually or in the aggregate, could not have a Material Adverse Effect.

         6.16. Year 2000. The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent or any Lender, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

         6.17. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

         6.18. Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate or (ii) make any material arrangement or other material transaction with or for the benefit of any Affiliate, in each case except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction with a Person not an Affiliate.

         6.19. New Subsidiaries. Contemporaneously with the creation or acquisition of any direct or indirect Subsidiary of the Borrower (a "New Subsidiary"), the Borrower shall, or shall cause the parent of such New Subsidiary to:

                  (a) grant or cause to be granted to the Agent, pursuant to Note Pledge Agreements and Stock Pledge Agreements, an Acceptable Security Interest in (i) all Capital Stock and other Investments in such New Subsidiary;

                  (b) cause each such New Subsidiary to guaranty the payment and performance of the Obligations by executing and delivering to the Agent a Guaranty; and

                  (c) cause each such New Subsidiary to execute and deliver to the Agent a Security Agreement and such other Collateral Documents as the Agent may reasonably request to grant the Agent and the Lenders an Acceptable Security Interest on all personal property of such New Subsidiary.

         6.20. Amendments to Material Agreements. The Borrower will not, and will not permit any Subsidiary to amend, waive, terminate or otherwise modify, or to cancel or breach any term or provision of, any Material Agreement, except the amendment, waiver or modification of those, but only those terms and provisions whose amendment, waiver or modification thereunder are clearly beneficial to the Borrower and its Subsidiaries and could not have an adverse effect on the performance of any Obligation or on any right or benefit available to the Agent, the LC Issuer or any Lender..

         6.21. Subordinated Debt. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Debt, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Debt, except (i) promptly upon the issuance of Capital Stock, net proceeds therefrom applied as permitted in accordance with Section 2.02(ii), (ii) promptly upon the issuance of Permitted Senior Subordinated Debt, net proceeds therefrom applied as permitted in accordance with Section 2.02(iii) and (iii) any amendment or modification allowed under Section 6.20.

         6.22. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Related Rate Hedging Obligations.

         6.23. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) each Guaranty of the Obligations, and (iv) as permitted by
Section 6.26.

         6.24. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.

         6.25. No Lien Restriction. The Borrower will not, nor will it permit any Subsidiary to, enter into any contract or agreement which in any way limits or restricts the Borrower or any of its

Subsidiaries from granting an Acceptable Security Interest on any Property or from granting a Lien on its Property to secure a Related Rate Hedging Agreement.

         6.26. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Rate Hedging Agreements permitted hereunder.

         6.27. Financial Covenants.

                           6.27.01. Total Debt to EBITDA Ratio. The Borrower
                  will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated Funded Total Debt to (ii) Consolidated EBITDA to be: (a) if no Permitted Senior Subordinated Debt has been issued, greater than 3.50 to 1.0; or (b) if any Permitted Senior Subordinated Debt has been issued, greater than 4.00 to 1.0.

                           6.27.02. Senior Debt to EBITDA Ratio. The Borrower
                  will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated Senior Total Debt to (ii) Consolidated EBITDA to be: (a) if no Permitted Senior Subordinated Debt has been issued, greater than 2.75 to 1.0; or (b) if any Permitted Senior Subordinated Debt has been issued, greater than 2.50 to 1.0.

                           6.27.03. Fixed Charge Coverage Ratio. The Borrower
                  will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA minus the sum of Consolidated Cash Taxes and Consolidated Capital Expenditures, to (ii) Consolidated Cash Interest Expense, plus current maturities of principal Indebtedness, plus Scheduled Preferred Dividend Payments, plus one seventh (1/7th) of the Aggregate Outstanding Credit Exposure, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be: (i) on or before December 31, 1999, less than 1.0 to 1.0; (ii) after December 31, 1999 and on or before December 31, 2000, less than 1.15 to 1.0; and (iii) after December 31, 2000, less than
                  1.25 to 1.0.

                           6.27.04. Minimum Net Worth. The Borrower will at all
                  times maintain Consolidated Net Worth of not less than the sum of (i) $[ ] plus (ii) the amount of net change (if such net change is an increase), or minus the amount of net change (if such net change is a decrease), in assets and liabilities resulting from the final allocation of the purchase price for the Acquisitions of the Founding Companies (such final allocation to be made by the Borrower's auditors no later than 120 days after the Founding Company Acquisition Date), plus
                  (iii) seventy-five percent (75%) of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 1999 (without deduction for losses) plus (iv) one hundred percent (100%) of the net proceeds realized from each sale of any common stock, preferred stock or other equity (other than the sale of equity with the Acquisitions of the Founding Companies) of the Borrower and any of its Subsidiaries.

                                   ARTICLE VII
                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.01. Misrepresentation. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, the LC Issuer or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

         7.02. Nonpayment of Obligations. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.03. Certain Covenants. The breach by the Borrower of any of the terms or provisions either of Section 6.02, or any of Sections 6.10 through 6.27, inclusive.

          7.04. Other Breach. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty
(30) days after written notice from the Agent or any Lender.

          7.05. Other Indebtedness. Failure of the Borrower or any of its Subsidiaries, or any Obligor to pay when due any Indebtedness aggregating in excess of $1,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries or any Obligor in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries or any Obligor shall become due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Obligor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

          7.06. Bankruptcy, Reorganization, etc. The Borrower or any of its Subsidiaries or any Obligor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Property with an aggregate value not exceeding $1,000,000, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.06 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.07.

          7.07. Appointment of Receiver. Without the application, approval or consent of the Borrower, any of its Subsidiaries or any Obligor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any of its Subsidiaries or any Obligor or any Property with an aggregate value exceeding $1,000,000, or a proceeding described in Section 7.06(iv) shall be instituted against the Borrower, any of its Subsidiaries or any Obligor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

          7.08. Seizure of Property. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries or any Obligor which, when taken together with all other Property of the Borrower and its Subsidiaries or any Obligor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, has an aggregate value in excess of $1,000,000.

          7.09. Judgment. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10. Excessive Unfunded ERISA Liabilities. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event which could have a Material Adverse Effect shall occur in connection with any Plan.

         7.11. Withdrawal Liability. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or could have a Material Adverse Effect.

         7.12. Reorganization of Multiemployer Plan. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination (i) the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000 and (ii) such reorganization or termination could have a Material Adverse Effect.

         7.13. Environmental Release or Violation. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or
(ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could have a Material Adverse Effect.

         7.14. Change of Control. The occurrence of a Change in Control other than pursuant to an IPO of the Borrower.

         7.15. Unremedied Default. The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

         7.16. Guaranty. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

         7.17. Lack of Acceptable Security Interest. Any Collateral Document shall for any reason fail to create an Acceptable Security Interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower or any Pledgor shall fail to comply with any of the terms or provisions of any Collateral Document.

         7.18. ERISA Misrepresentation. The representations and warranties set forth in Section 5.15 (entitled "Plan Assets; Prohibited Transactions") shall at any time not be true and correct.

         7.19. Breach of Rate Hedging Obligation, etc. The Borrower or any of its Subsidiaries shall fail to pay when due any Rate Hedging Obligation, obligation under a Sale and Leaseback Transaction or Contingent Obligation, or the breach by the Borrower or any of its Subsidiaries of any term, provision or condition contained in any Rate Hedging Agreement, any Sale and Leaseback Transaction or any Contingent Obligation, and such non-payment or breach could have a Material Adverse Effect, or a default (however so named) by the Borrower or any of its Subsidiaries of any term, provision or condition contained in any Related Rate Hedging Agreement.


                                  ARTICLE VIII
                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.01. Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.06 or 7.07 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time minus (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

         (ii) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount as such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

         (iii) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

         (iv) At any time which any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

         (v) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.06 or 7.07 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

         8.02. Other Remedies. If any Default occurs, the Agent may, and upon the request of the Required Lenders shall, proceed to protect and enforce the rights of the Agent and the Lenders by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or pursuant to any other Loan Document; or may proceed to enforce the payment of any amounts outstanding hereunder, under the Notes and under the other Loan Documents in the manner set forth herein and therein; or may proceed to foreclose upon any Lines granted pursuant to the Collateral Documents and other Loan Documents in the manner set forth therein, it being the intention that no remedy conferred herein or in any other Loan Document is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents, or now or hereafter existing at law or in equity or by statue or otherwise.

         8.03. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

         (i) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

         (ii) Reduce the percentage specified in the definition of Required Lenders.

         (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.02, or increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

         (iv)     Amend this Section 8.03.

         (v) Release any guarantor of any Credit Extension or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Agent may waive payment of the fee required under
Section 12.03.02 without obtaining the consent of any other party to this Agreement.

         8.04. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full and all of the Commitments have been terminated.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.01. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

         9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.04. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

         9.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its


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




obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.06, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

         9.06. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and (excluding internal charges prior to an Unmatured Default) administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.06 include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time First Chicago may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by First Chicago from information furnished to it by or on behalf of the Borrower, after First Chicago has exercised its rights of inspection pursuant to this Agreement.

         (ii) THE BORROWER HEREBY FURTHER AGREES TO INDEMNIFY THE AGENT, THE ARRANGER, THE LC ISSUER AND EACH LENDER, ITS DIRECTORS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE AGENT, THE ARRANGER, THE LC ISSUER OR ANY LENDER IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DIRECT OR INDIRECT APPLICATION OR PROPOSED APPLICATION OF THE PROCEEDS OF ANY CREDIT EXTENSION HEREUNDER, INCLUDING WITHOUT LIMITATION, THOSE ARISING OUT OF ORDINARY NEGLIGENCE, EXCEPT TO THE EXTENT THAT THEY ARE DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION. The obligations of the Borrower under this
Section 9.06 shall survive the termination of this Agreement.

         9.07. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.08. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.


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         9.09. Credit Agreement Controls. In the event of any conflict or inconsistencies among this Agreement and any of the other Loan Documents, the terms and provisions of this Agreement shall prevail and control.

         9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.11. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.12. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.04.

         9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.


                                    ARTICLE X
                                    THE AGENT

         10.01. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those


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




duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         10.02. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.03. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

         10.04. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

         10.05. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT, EACH OF THE AGENT AND THE LC ISSUER SHALL BE FULLY JUSTIFIED IN FAILING OR REFUSING TO TAKE ANY ACTION HEREUNDER AND UNDER ANY OTHER LOAN DOCUMENT UNLESS IT SHALL FIRST BE INDEMNIFIED TO ITS SATISFACTION BY THE LENDERS AGAINST ANY AND ALL LIABILITY, LOSSES, DAMAGES JUDGMENTS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED UPON, INCURRED BY OR


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




ASSERTED AGAINST SUCH AGENT OR LC ISSUER IN ANY WAY RELATING TO OR ARISING OUT OF ITS TAKING OR CONTINUING TO TAKE ANY ACTION.

         10.06. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

         10.07. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.08. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.05(vii) shall, notwithstanding the provisions of this
Section 10.08, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.08 shall survive payment of the Obligations and termination of this Agreement.

         10.09. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

         10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with


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




the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Borrower (if no Default or Unmatured Default shall exist) and the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Borrower (if applicable) and the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this
Section 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

         10.13. Agent's Fee. The Borrower agrees to pay to the Agent and the LC Issuer, for their own respective accounts, the fees agreed to by the Borrower pursuant to that certain fee letter agreement dated March 10, 1999 among the Borrower, the Arranger and Bank One, Texas, N.A. on behalf of the Agent, or as otherwise agreed from time to time.

         10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.


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         10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

         10.16. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.03, all of the Lenders) in writing, and in each case all other action reasonably incidental thereto.

         10.17. Documentary Agent. The Lender that is the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders generally. Without limiting the foregoing, no Lender shall have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

         10.18. Highest Lawful Rate. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Agent, the LC Issuer or any Lender for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in this Agreement, any Note or any other Loan Document would exceed the Highest Lawful Rate or if the holder of such Note shall receive any unearned interest on any Note or ever be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement, such Note or any other Loan Document would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under this Agreement, such Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Borrower under this Agreement, such Note and other Loan Documents shall be reduced to the amount allowed under applicable law, and (ii) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall be in the first instance credited on the principal of such Note with the excess thereof, if any, refunded to the Company. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Agent, the LC Issuer or any Lender under the Notes or under this Agreement or the other Loan Documents, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Agent, the LC Issuer or any Lender and shall be made, to the extent permitted by usury laws applicable to the Agent the LC Issuer or any Lender (now or hereafter enacted), by amortizing, prorating and spreading in equal party during the period of the full stated term of the notes all interest at any time contracted for, charged or received by the Agent, the LC Issuer or such Lender in connection therewith. If at any time and from time to time, (i) the amount of interest payable to the Agent, the LC Issuer or any Lender on any date shall be computed at the Highest Lawful Rate pursuant to this
Section 10.18 and (ii) in respect of any subsequent interest computation period the amount of interest


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otherwise payable to the Agent, the LC Issuer or any Lender would be less than the amount of interest payable to the Agent, the LC Issuer or such Lender, as the case may be, computed at the Highest Lawful Rate, then the amount of interest payable to the Agent, the LC Issuer or such Lender, as the case may be, in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable to the Agent, the LC Issuer or such Lender, as the case may be, shall equal the total amount of interest which would have been payable to the Agent, the LC Issuer or such Lender if the total amount of interest had been computed without giving effect to this Section 10.18.

         10.19. Chapter 346 Inapplicable. The Borrower agrees, pursuant to Chapter 346 ("Chapter 346") of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to the Obligations and that none of the Notes nor any Credit Extension shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

                                   ARTICLE XI
                            SETOFF; RATABLE PAYMENTS

         11.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

         11.02. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.01, 3.02, 3.04 or 3.05) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                   ARTICLE XII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.03. Notwithstanding clause (ii) of this Section 12.01, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with
Section 12.03 in


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the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

         12.02. Participations.

                  12.02.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Eligible Institutions ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  12.02.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of or interest on, any Loan in which such Participant has an interest, or any regularly scheduled payment of fees on any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or, except in accordance with the terms hereof, releases all or substantially all of the Collateral, if any, securing any such Credit Extension.

                  12.02.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 11.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.01 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.02 as if each Participant were a Lender.

         12.03.   Assignments.

                  12.03.01. Permitted Assignments. Any Lender may, in accordance with applicable law, at any time assign to one or more Eligible Institutions ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment


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         ("Assignment Agreement") shall be substantially in the form of Exhibit
         J or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

                  12.03.02. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.03.01, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.03.02, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

         12.04. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Eligible Institution acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

         12.05. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(iv).

                                  ARTICLE XIII
                                     NOTICES

         13.01. Notices. Except as otherwise permitted by Section 2.15 with respect to Borrowing Notices and Conversion/Continuation Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in the Lending Installation Schedule or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.01. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 13.01 and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section 13.01; provided that notices to the Agent under Article II shall not be effective until received.

         13.02. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XIV
                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders, the LC Issuer and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.


                                   ARTICLE XV
                  CHOICE OF LAW; CONSENTS; WAIVER OF JURY TRIAL

         15.01. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         15.02. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN HOUSTON, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE

BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HOUSTON, TEXAS.

         15.03. Waiver of Jury Trial. THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP
ESTABLISHED THEREUNDER.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

                                   AMERICAN PLUMBING & MECHANICAL, INC.


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------
                                   Address: 1502 Augusta, Suite 425
                                            Houston, Texas  77057
                                            Attention:       David C. Baggett
                                            Telephone:       (713)    243-7351
                                            FAX:             (713)    243-7333


Commitments

         $25,000,000               THE FIRST NATIONAL BANK OF CHICAGO,
                                   Individually, as LC Issuer and as Agent


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------
                                   Address: One First National Plaza
                                            Chicago, Illinois  60670
                                            Attention:
                                                      -------------------------
                                            Telephone:     (312)
                                            FAX:           (312)

                                   with a copy to:

                                            The First National Bank of Chicago
                                            c/o Bank One, Texas, N.A.
                                            910 Travis Street, 7th Floor
                                            Houston, Texas  77002
                                            Attention:  Barry Kelly
                                            Telephone:     (713)   751-3831
                                            FAX:           (713)   751-6199



         $25,000,000               CREDIT LYONNAIS, NEW YORK BRANCH
                                   Individually, and as Documentation Agent


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------

         $20,000,000               UNION BANK OF CALIFORNIA, N.A.


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------



         $15,000,000               MERRILL LYNCH


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------



         $10,000,000               FLEET NATIONAL BANK


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------

         ===========
         $95,000,000